Registration Statement No.333-264388
Filed Pursuant to Rule 433

Dated July 26, 2022

BMO Capital Markets Structured Products Overview July 2022

Disclaimer

These materials are confidential and proprietary to, and may not be reproduced, disseminated or referred to, in whole or in part without the prior consent of BMO Capital Markets. These materials have been prepared exclusively by BMO Capital Markets' Global Markets Department for the client to whom such materials are delivered and may not be used for any purpose other than as authorized in writing by BMO Capital Markets. These materials are not a product of BMO Capital Markets' Research Department. The views of the Global Markets Department may differ from those of the Research Department. BMO Capital Markets assumes no responsibility for verification of the information in these materials, and no representation or warranty is made as to the accuracy or completeness of such information. BMO Capital Markets assumes no obligation to correct or update these materials. These materials do not contain all information that may be required to evaluate, and do not constitute a recommendation with respect to, any transaction or matter. Any recipient of these materials should conduct its own independent analysis of the matters referred to herein.

BMO Capital Markets does not provide tax, accounting or legal advice. Any discussion of tax matters in these materials (i) is not intended to be used, and cannot be used or relied upon, for the purposes of avoiding any tax penalties and (ii) may have been written in connection with the "promotion or marketing" of the transaction or matter described herein. Accordingly, the recipient should seek advice based on its particular circumstances from an independent tax advisor.

BMO Capital Markets is a trade name used by BMO Financial Group for the wholesale banking businesses of Bank of Montreal, BMO Harris Bank N.A. (member FDIC), Bank of Montreal Europe p.l.c, and Bank of Montreal (China) Co. Ltd, the institutional broker dealer business of BMO Capital Markets Corp. (Member FINRA and SIPC) and the agency broker dealer business of Clearpool Execution Services, LLC (Member FINRA and SIPC) in the U.S., and the institutional broker dealer businesses of BMO Nesbitt Burns Inc. (Member Investment Industry Regulatory Organization of Canada and Member Canadian Investor Protection Fund) in Canada and Asia, Bank of Montreal Europe p.l.c. (authorised and regulated by the Central Bank of Ireland) in Europe and BMO Capital Markets Limited (authorised and regulated by the Financial Conduct Authority) in the UK and Australia. "Nesbitt Burns" is a registered trademark of BMO Nesbitt Burns Inc., used under license. "BMO Capital Markets" is a trademark of Bank of Montreal, used under license. "BMO (M-Bar roundel symbol)" is a registered trademark of Bank of Montreal, used under license.

Bank of Montreal has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Bank of Montreal has filed with the SEC for more complete information about the Bank of Montreal and the types of offerings described herein. You may obtain these documents free of charge by visiting the SEC's web site at http://www.sec.gov. Alternatively, the Bank of Montreal will arrange to send to you the prospectus (as supplemented by the prospectus supplement and any relevant preliminary pricing supplement) if you request it by emailing investor.solutions@bmo.com.

® Registered trademark of Bank of Montreal in the United States, Canada and elsewhere.

™ Trademark of Bank of Montreal in the United States and Canada.

All values in this document are in US$ unless otherwise specified.

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About BMO Financial Group A Premier North American Financial Institution with Global Reach • Founded in 1817 • More than 45,000 employees • 12 million personal, commercial, corporate, and institutional clients globally • Total assets of $1.042 trillion • 8th largest bank in North America as measured by assets (per Bloomberg) • Market capitalization of $71 billion • Senior Unsecured Debt ratings: – S&P A+ – Moody’s Aa2 – Fitch AA Note: Data as of April 30, 2022. 3

BMO Capital Markets Cross - Asset Solutions • Flexible and innovative investment solutions geared towards retail, high - net - worth, and institutional investors • Clients include: – Broker - dealers – Registered investment advisors – Trust companies – Family offices – Clearing platforms – Financial intermediaries • Product focus: – Market - linked certificates of deposits – Structured notes • Growth Notes • Income Notes 4

Structured Products Overview Note: See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. 5 • A typical senior unsecured debt security issued by a bank: – Has a fixed term – Pays periodic interest at stated interest rates and principal at maturity – Has credit risk to the bank • However, while still carrying credit risk to an issuer, structured notes are designed to potentially provide a higher investment return by linking interest and/or maturity payments to the price performance of an underlying asset • A typical certificate of deposit is a bank time deposit that: – Has a fixed term – Pays a stated interest rate and principal at maturity – Is eligible for FDIC insurance up to specified limits • However, a market - linked certificate of deposit is designed to potentially pay a higher rate of interest for a given term by linking interest payments to the price performance of an underlying asset Underlying asset(s) can be a wide variety of publicly traded financial assets. The level of exposure to the underlying asset varies based upon the structure’s upside and downside features Market - Linked CDs Structured Notes

Examples of Uses within Investor Portfolios • Capital preservation • Yield enhancement • Obtain customized exposure, or leverage, to a specified asset or asset class – May include bullish, bearish, or range bound preferences • Mitigate portfolio volatility • Increase portfolio diversification – Asset class – Investment vehicle (for potential “alpha” generation) 6 Structured Products Note: See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.

Simplifying a Potentially Complicated Product Offering • Understanding the broader terms of a structure helps an advisor determine appropriateness for a client – Issuer – Underlying asset – Maturity – Upside feature – Downside feature – Periodic fixed or contingent coupons – Price • A preliminary disclosure document will be available for every structure and will contain important and detailed information, including: – Key and additional terms – Information regarding the underlying asset – Periodic and maturity payment illustrations – Tax information – Risk considerations 7 Structured Products Note: See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.

Goals: Capital Preservation Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. 8 • Index Participation CD (Illustrative) – Issuer BMO Harris Bank N.A. – Underlying asset An equity index – Maturity 4 years – Upside feature At maturity, the client will participate in the point - to - point appreciation of the underlying index at the stated participation rate. The return on the CD is subject to cap, or maximum return – Downside feature Par returned to the investor if held to maturity; eligible for FDIC insurance – Price to advisor Priced to accommodate advisor fee, if any Market - Linked CDs

Illustrative Payoff - At - Maturity Graph for Market - Linked CD 9 Underlying asset CD (assumes 100% participation to a maximum return Maximum Return Gain / (Loss) + _ Underlying Asset (at maturity) + _ Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Market - Linked CDs

Goal: Mitigate Portfolio Volatility 10 • Buffered Note (Illustrative) – Issuer Bank of Montreal – Underlying asset An equity index – Maturity 4 years – Upside feature 1 for 1 exposure – Downside feature 15% buffer; 1 for 1 exposure below buffer – Price to advisor Priced to accommodate advisor fee, if any Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Illustrative Payoff - At - Maturity Graph for Buffered Note 11 Underlying Asset (at maturity) + Underlying asset Note - 15% Gain / (Loss) + _ _ Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Goals: Mitigate Portfolio Volatility, Leverage 12 • Enhanced Return Note (Illustrative) – Issuer Bank of Montreal – Underlying asset An equity index – Maturity 4 years – Upside feature 1.5x leverage, capped at 130% of initial index price (maximum return of 45%) – Downside feature 1 for 1 exposure – Price to advisor Priced to accommodate advisor fee, if any Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Illustrative Payoff - At - Maturity Graph for Enhanced Return Note 13 Underlying asset Note +30% +45% +45% Gain / (Loss) + _ Underlying Asset (at maturity) + _ Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Goals: Mitigate Portfolio Volatility, Leverage 14 • Buffered Enhanced Return Note (Illustrative) – Issuer Bank of Montreal – Underlying asset An equity index – Maturity 4 years – Upside feature 1.5x leverage, capped at 120% of initial index price (maximum return of 30%) – Downside feature 10% buffer; 1 for 1 exposure below buffer – Price to advisor Priced to accommodate advisor fee, if any Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Illustrative Payoff - At - Maturity Graph for Buffered Return Enhanced Note 15 Underlying asset Note - 10% +20% +30% +30% Gain / (Loss) + _ Underlying Asset (at maturity) + _ Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Goal: Customized Exposure 16 • Booster Note (Illustrative) – Issuer Bank of Montreal – Underlying asset An equity index – Maturity 3 years – Upside feature Booster range of 90% - 115% offers booster return of +15%; 1 for 1 return above booster range – Downside feature 1 for 1 exposure below booster range – Price to advisor Priced to accommodate advisor fee, if any Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Illustrative Payoff - At - Maturity Graph for Booster Note 17 - 10% +15% +15% - 10% Underlying asset Note Gain / (Loss) + _ Underlying Asset (at maturity) + _ Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Goal: Customized Exposure 18 • Absolute Return “Twin - Win” Barrier Note (Illustrative) – Issuer Bank of Montreal – Underlying asset An equity index – Maturity 6 years – Upside feature 1 for 1 exposure – Downside feature Inverse return for declines to barrier ( - 25%); full exposure of principal, 1 for 1 exposure from the initial value, if the barrier is breached – Price to advisor Priced to accommodate advisor fee, if any Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Illustrative Payoff - At - Maturity Graph for Absolute Return “Twin - Win” Barrier Note 19 Underlying asset Note - 25% +25% Gain / (Loss) + _ Underlying Asset (at maturity) + _ Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Goal: Yield Enhancement 20 • Autocallable Note with Fixed Coupons and American Barrier (Illustrative) – Issuer Bank of Montreal – Underlying asset An equity index or individual stock – Maturity 1.5 years, subject to Call feature (a fter a no - call period, the note will be automatically called at par if the underlying asset has appreciated above its initial value) – Upside feature 1% coupon per month (12% per annum) until note matures or is called – Downside feature Principal paid at maturity is fully exposed to underlying asset downside price movements if a “trigger event” occurs (with this specific note, a trigger event occurs if the underlying asset closes below 70% of its initial value on any day during the note term) – Price to advisor Priced to accommodate advisor fee, if any Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Illustrative Payoff - At - Maturity Graph for Autocallable Note with Fixed Coupons (Excludes Interest Payments) 21 Note (Trigger Event occurs) Note (Trigger Event does not occur) Gain / (Loss) + _ Underlying Asset (at maturity) + _ - 30% Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products. Structured Notes

Our Commitment to Client Service • Customization – Market - linked certificates of deposit and structured notes can be tailored to meet client specific market views – Lead order requirements • For market - linked certificates of deposit – $250,000 – 1mm, depending on the structure desired • For structured notes – $250,000 – 1mm, depending on the structure desired • Specific pricing available for immediate execution trades (vs. price range) • Secondary market – While not obligated to do so, BMO is committed to providing a liquid secondary market for any structured product that we have sold. • Upon request, BMO can produce certain customized reports and analyses showing performance metrics for structured notes your clients have previously purchased 22 Structured Products Note: See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.

Some Risk Considerations Investors should carefully review the risk factors set forth in the related pricing supplement and product supplement before mak ing an investment in structured notes (“Notes”) . Some of the risks include, but are not limited to the following: • Depending upon the terms of the Notes and the performance of the underlying asset, an investor may lose some or all of their investment in Notes . • The Notes described herein are unsecured debt obligations of Bank of Montreal (“BMO”) and therefore an investment in such Not es is subject to the credit risk of BMO. • The activities of BMO and its affiliates may conflict with an investor’s interests and may adversely affect the value of the Not es. • The inclusion of agent’s commissions and hedging profits, if any, in the initial price to public of Notes, as well as hedging co sts, is likely to adversely affect the price at which an investor can sell their Notes. The cover page of the pricing supplement of each Not e w ill set forth an estimate of the initial value of the Note, which reflects these amounts. The estimated initial value of the Notes wi ll be less than the purchase price of the Notes. • The initial estimated value will not represent any future value of the Notes, and may also differ from the estimated value de ter mined by any other party. • An investor in the Notes will not have any shareholder rights and will have no right to receive any shares of any underlying ass et. • Notes will not be listed on any securities exchange. There may not be sufficient liquidity in any potential secondary market to allow an investor to trade or sell the Notes easily. If an investor is able to sell a particular Note prior to maturity, they may rece ive a price that is significantly less than their original investment. • BMO and its affiliates may engage in hedging and trading activities related to the Notes that could adversely affect the paym ent at maturity of the Notes. • Many economic and market factors will influence the value of the Notes. • An investor must rely on their own evaluation of the merits of an investment in the Notes and any underlying asset referenced in a Note. • Significant aspects of the tax treatment of Notes may be uncertain. Each investor must consult their own tax advisors in rela tio n to how to treat Notes for tax purposes. • Returns generated by Notes may be less than the returns of the underlying asset under certain market scenarios. For example, Notes may be issued with a maximum return, in which case an investment in the underlying asset could outperform an investment in th e Notes. In addition, for most Notes, the investors will not receive the benefit of any dividends paid on the applicable under lyi ng securities. 23 Appendix